Exhibit (n)(2)

                       Report of Independent Auditors on
                          Senior Securities Schedule



To the Board of Trustees
of Advent Claymore Convertible Securities and Income Fund


Our audit of the financial statements referred to in our report dated December 5, 2003 appearing in the October 31, 2003 Annual Report to Shareholders of Advent Claymore Convertible Securities and Income Fund (which report and financial statements are incorporated by reference in this Registration Statement on Form N-2) also included an audit of the senior securities schedule included in the Prospectus constituting part of this Registration Statement. In our opinion, this senior securities schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
December 5, 2003